Exhibit 10.31

AMENDMENT NO. 4, dated as of April 4, 2006,
to that Employment Agreement dated April 2, 2002 (the "Agreement")
by and between David Bonnett (the "Executive") and
AMERICAN MEDIA, INC. (the "Company").

Effective as of the date first written above, the Agreement is hereby amended as follows:

1.    Paragraph 1a of the Agreement, as amended, is hereby deleted and the following substituted therefore:

Employment Term. The Company shall employ Executive until April 17, 2008 (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement. The Agreement shall be considered effective as of April 2, 2002 (the "Effective Time").

2.    Paragraph 2 of the Agreement, as amended, is hereby deleted and the following substituted therefore:

During Executive's employment by the Company, Executive shall serve as Vice President, IT/Chief Information Officer/CIO. In such position, Executive shall report directly to the Company's Senior Vice President/Chief Financial Officer (or to such other person designated by the Company's Chief Executive Officer) and shall have such duties and authority as shall be determined from time to time by the Company's Senior Vice President/Chief Financial Officer or Chief Executive Officer.

3.    Paragraph 3 of the Agreement, as amended, is hereby deleted and the following substituted therefore:

Base Salary. During Executive's employment with the Company, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $185,000.00 (One Hundred Eighty Five Thousand Dollars and Zero Cents), payable in regular installments in accordance with the Company's usual payroll payment practices.

4.    Paragraph 6E of the Agreement, as amended, is hereby deleted and the following substituted therefore:

E) severance pay in the amount of the greater of the severance payable under the Company's severance plan in place at the time of termination or $80,000.00 (Eighty Thousand Dollars and Zero Cents), if termination is for any reason other than Cause or Expiration of the Employment Term or resignation by Executive. Severance pay, if any, will be payable in nine equal monthly installments. Executive will be required to execute the Company's Separation and Release of Claims Agreement in order to be eligible to receive the severance pay described above. "Cause" shall mean (i) Executive's continued failure or refusal to substantially perform Executive's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Executive of such failure or refusal, (ii) dishonesty in the performance of Executive's duties hereunder, (iii) an act or acts on Executive's part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (iv) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, (v) Executive's breach of any provision of this agreement, including the attached addendum, or (vi) Executive's unsatisfactory job performance.

All other terms and conditions of the Agreement and any subsequent amendments of the Agreement shall remain in full force and effect.

IN WITNESS WEREOF, the parties hereto have duly executed this Amendment No. 4 as of the date first written above.

AMERICAN MEDIA, INC.

By:	/s/ Daniel Rotstein	April 17, 2006
	Daniel Rotstein	Date

	/s/ David Bonett	April 17, 2006
	David Bonnett	Date